Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Third Quarter 2021 Results

Revenue of $2.2 Billion with GAAP EPS of $1.33; Adjusted EPS of $1.76

Commitment to Low Cost Model Helped Drive GAAP Operating Income of $104 Million and Adjusted Operating Income of $122 Million

Continued Progress on Separation Including Previously Announced CEO Appointments

Repurchased Shares Under Previously Announced Stock Repurchase Authorization

Boca Raton, Fla., November 3, 2021 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, today announced results for the third quarter ended September 25, 2021.

Consolidated (in millions, except per share amounts) (1)	3Q21	3Q20	YTD21	YTD20
Sales	$2,179	$2,347	$6,423	$6,787
Sales change from prior year period	(7)%		(5)%
Operating income (loss)	$104	$102	$203	$(14)
Adjusted operating income (2)	$122	$136	$258	$250
Net income (loss) from continuing operations	$73	$34	$155	$(94)
Diluted earnings (loss) per share from continuing operations	$1.33	$0.63	$2.79	$(1.78)
Adjusted net income from continuing operations (2)	$96	$102	$197	$160
Adjusted earnings per share from continuing operations (most dilutive) (2)	$1.76	$1.88	$3.55	$2.97
Adjusted EBITDA (2)	$162	$175	$378	$371
Operating Cash Flow from continuing operations	$121	$256	$256	$410
Free Cash Flow (3)	$102	$243	$209	$361
Adjusted Free Cash Flow (4)	$123	$259	$248	$402

Third Quarter 2021 Summary(1)(2)(4)

•

Total reported sales of $2.2 billion, down 7% versus last year, largely driven by 160 fewer retail locations in service compared to last year and lower demand year-over-year in certain product categories related to the COVID-19 pandemic

•

GAAP operating income of $104 million and net income from continuing operations of $73 million, or $1.33 per diluted share, versus $102 million and $34 million, or $0.63 per diluted share, respectively in the prior year

•	Adjusted operating income of $122 million, compared to $136 million in the third quarter of 2020 and adjusted EBITDA of $162 million, compared to $175 million in the third quarter of 2020
•

Adjusted net income from continuing operations of $96 million, or adjusted diluted earnings per share from continuing operations of $1.76, versus adjusted net income from continuing operations of $102 million or $1.88, respectively in the prior year

•	Operating cash flow from continuing operations of $121 million and adjusted free cash flow of $123 million, versus $256 million and $259 million, respectively in the prior year
•	$1.7 billion of total available liquidity including $753 million in cash and cash equivalents

“We’re making meaningful progress on all of our initiatives to unlock shareholder value while remaining true to our low-cost model approach and providing value for our customers,” said Gerry Smith, chief executive of The ODP Corporation. “I’m proud of our team for delivering solid operating results against a more demanding industry backdrop due to supply chain challenges and a slower pace of back-to-office trends in the quarter. The investments we’ve made in our private fleet, distribution assets, and diverse third party carrier relationships are helping us mitigate some of the impacts related to the recent industry-wide supply chain disruptions. Additionally, our supplier diversification, combined with our product assortment and flexible pricing strategies, adds to our strength as we continue to navigate these challenges.”

“The pace of back-to-office trends was slower during the quarter due to the well-publicized spread of the Delta variant. However, we’re encouraged by the increase in demand for our core products from companies who have returned to the office, highlighting additional growth opportunities in the quarters ahead. We were also pleased to see more students and teachers returning to the classroom during the back-to-school season, driving year-over-year demand in core school supplies and helping us partially offset lower sales in certain product categories previously in stronger demand last year during the earlier stages of the pandemic.”

“Moving forward, our entire team remains focused on unlocking the power of our asset base and creating greater value for all stakeholders in the future. We’re making progress on our plans for separation, and we are advancing our digital transformation efforts as Varis continues to make progress on its technology platform development and rollout plans, placing us in an excellent position to drive future value in the large and growing digital business commerce market,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2021 were $2.2 billion, a decrease of 7% compared to the third quarter of 2020. The year-over-year decrease in revenue was largely driven by 160 fewer retail stores in service, as well as lower traffic in our Retail and eCommerce channels in the quarter compared to last year. Product sales in the third quarter of 2021 were down 8% relative to the prior year period, driven by the lower store count and lower demand for cleaning and PPE categories compared to last year, as well as sourcing challenges for technology products and other categories. Service revenue in the third quarter of 2021 was up 3% relative to the prior year period, largely related to stronger demand for copy and print services in both BSD and Retail Divisions, as well as for managed print and fulfilment services.

Sales Breakdown (in millions)	3Q21	3Q20	YTD21	YTD20
Product sales	$1,993	$2,166	$5,890	$6,238
Product sales change from prior year	(8)%		(6)%
Service revenues	$186	$181	$533	$549
Service revenues change from prior year	3%		(3)%
Total sales	$2,179	$2,347	$6,423	$6,787

The Company reported operating income of $104 million in the third quarter of 2021, compared to operating income of $102 million in the prior year period. GAAP operating results in the third quarter of 2021 included $18 million of charges including $5 million of non-cash asset impairment charges, and $13 million in net merger, restructuring and other operating costs. Asset impairment charges of $5 million in the third quarter of 2021 included $4 million related to impairment of operating lease right-of-use assets associated with the Company’s retail store locations, and the remainder was related to impairment of fixed assets. Net merger, restructuring and other operating costs of $13 million were primarily associated with activities related to the Company’s planned separation. Net income from continuing operations was $73 million, or $1.33 per diluted share in the third quarter of 2021, up from $34 million, or $0.63 per diluted share in the third quarter of 2020.

Adjusted (non-GAAP) Results (1)(2)

Adjusted results for the third quarter of 2021 exclude charges and credits totaling $18 million as described above and the tax impacts associated with the above items.

•

Third quarter of 2021 adjusted EBITDA was $162 million compared to $175 million in the prior year period. This included adjusted depreciation and amortization(5) of $36 million and $37 million in the third quarters of 2021 and 2020, respectively

•	Third quarter 2021 adjusted operating income was $122 million compared to $136 million in the third quarter of 2020
•	Third quarter 2021 adjusted net income from continuing operations was $96 million, or $1.76 per diluted share, compared to $102 million, or $1.88 per diluted share, in the third quarter of 2020

Third Quarter Division Results

Business Solutions Division (BSD)

•	Reported sales were $1.2 billion in the third quarter of 2021, down 2% compared to the same period last year
•

Sales generated through its enterprise contract channel increased year-over-year as more business and education customers slowly began to recover from the pandemic. This increase was more than offset by lower sales through the Company’s eCommerce channel compared to the same period last year

•

Stronger sales in core categories were offset by lower year-over-year demand for products previously in strong demand during the height of the pandemic, as well as challenges related to supply chain and sourcing impacting certain product categories

•	Adjacency categories, including cleaning and breakroom, furniture, technology, and copy and print, remained at 44% of BSD sales, flat year-over-year
•	Operating income was $41 million in the third quarter of 2021, compared to $45 million in the prior year period

Retail Division

•

Reported sales were $999 million in the third quarter of 2021, down 13% compared to the prior year period primarily due to 160 fewer retail outlets at the end of the third quarter compared to the prior year, associated with planned closures of underperforming stores. The Company closed 7 retail stores in the quarter and had 1,084 stores at quarter end

•

Back-to-school activity helped to drive an increase in core school supplies year-over-year, which was offset by lower sales in certain product categories that were in very strong demand last year during the pandemic, including personal protective equipment (PPE). Additionally, supply chain and sourcing challenges in certain product categories, including technology and PC’s, negatively impacted sales relative to last year

•

Operating income was $107 million in the third quarter of 2021, down 10% over the same period last year; As a percentage of sales, this performance represented a 30 basis point margin improvement as the Company continued to execute its low cost model approach

Spin-Off Progress and Plan for Separation

The Company continues to make progress on its plans to separate ODP into two, independent, publicly-traded companies, making advancements in all areas of the separation including organizational structure, operating and supply chain mechanics, IT support, and on the anticipated market-based commercial agreements between the companies. During the quarter, the Company announced the selection of the chief executive officers of both companies, which would become effective upon completion of the spin-off, as well as the company names for each of the two companies.

It was announced that Gerry Smith will continue to serve as the CEO of the ODP Corporation following the separation. As a leading supplier of B2B solutions serving small, medium and enterprise level companies, The ODP Corporation will consist of several operating companies, including the contract sales channel of ODP’s current Business Solutions Division, which will be renamed ODP Business Solutions, and ODP’s newly formed B2B digital platform technology business, which will be named Varis. ODP Business Solutions and Varis will be owned by ODP, but operated as separate businesses. ODP will also continue to own the global sourcing operations and other sourcing, supply chain and logistics assets.

As previously announced, Kevin Moffitt, currently EVP, Chief Retail Officer of The ODP Corporation, will be appointed CEO of Office Depot upon completion of the spin-off. After the successful completion of the spin-off, the new company will be named Office Depot, Inc., a leading provider of retail consumer and small business products and services distributed via approximately 1,100 Office Depot and OfficeMax retail locations and an award-winning eCommerce presence, officedepot.com.

The separation is expected to allow The ODP Corporation and Office Depot, Inc., to pursue unique market opportunities and growth strategies, improving value for all stakeholders. While the companies will be separate, independent companies, it is anticipated that they will share commercial agreements to allow them to continue to leverage scale benefits in such areas as product sourcing and supply chain. The expected timing remains the same as previously announced, with estimated completion in the first half of 2022.

Digital Transformation Initiatives

Aligned with its strategy to drive growth in high value industry segments, the Company continued to make progress on its digital transformation initiatives during the quarter. Varis, a newly formed technology company focused on filling the growing demand for a modern, trusted, digital B2B platform that transforms how businesses buy and sell, continued to advance its development. These accomplishments included integrating and bringing the capabilities of its leading P2P software platform, BuyerQuest, to new customers, as well as continuing to make progress on its technology development. The Company is also advancing its collaboration with Microsoft and remains focused on bringing BuyerQuest’s value proposition to Microsoft’s Business Central customers in the future.

Balance Sheet and Cash Flow

As of September 25, 2021, ODP had total available liquidity of approximately $1.7 billion, consisting of $753 million in cash and cash equivalents and $953 million of available credit under the Third Amended Credit Agreement. Total debt was $353 million.

For the third quarter of 2021, cash provided by operating activities from continuing operations was $121 million, which included $3 million in restructuring costs, compared to cash provided by operating activities of continuing operations of $256 million in the third quarter of the prior year, which included $4 million in acquisition and integration-related costs and $16 million in restructuring costs.

Capital expenditures in the third quarter of 2021 were $19 million versus $13 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring and the planned separation of the consumer business in the quarter were $2 million and $19 million, respectively. Accordingly, Adjusted Free Cash Flow(4) was $123 million in the third quarter of 2021.

As part of the ongoing commitment and support of its strategic initiatives, the Company repurchased $76 million in stock of the Company, retiring 1.7 million shares of its stock during the quarter. Additionally, in October 2021, the Company repurchased approximately 600 thousand shares for a total cost of $24 million.

(1)

On June 29, 2021, the Company’s Board of Directors provided their alignment with management’s commitment to a plan to sell its CompuCom Division through a single disposal group. Accordingly, that business is presented as discontinued operations beginning in the third quarter of 2021. The Company has reclassified the financial results of the CompuCom Division to Discontinued operations, net of tax in the Condensed Consolidated Statements of Operations for all periods presented. The Company also reclassified the related assets and liabilities as assets and liabilities held for sale on the accompanying Condensed Consolidated Balance Sheets as of September 25, 2021, and December 26, 2020. Cash flows from the Company’s discontinued operations are presented in the Condensed Consolidated Statements of Cash Flows for all periods.

(2)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the planned separation of the consumer business. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(5)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,100 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

The ODP Corporation and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2021 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the adverse effects of an unsolicited tender offer on our business, operating results or financial condition; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve its strategic plans, including the proposed separation of its consumer business and the planned sale of CompuCom, and the high costs in connection with these transactions may not be recouped if these transactions are not consummated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Sales:
Products	$1,993	$2,166	$5,890	$6,238
Services	186	181	533	549
Total sales	2,179	2,347	6,423	6,787
Cost of goods sold and occupancy costs:
Products	1,560	1,688	4,660	4,935
Services	115	112	332	351
Total cost of goods sold and occupancy costs	1,675	1,800	4,992	5,286
Gross profit	504	547	1,431	1,501
Selling, general and administrative expenses	382	411	1,173	1,251
Asset impairments	5	10	18	175
Merger, restructuring and other operating expenses, net	13	24	37	89
Operating income (loss)	104	102	203	(14)
Other income (expense):
Interest income	—	—	—	3
Interest expense	(7)	(6)	(20)	(34)
Loss on extinguishment and modification of debt	—	—	—	(12)
Other income, net	3	2	19	5
Income (loss) from continuing operations before income taxes	100	98	202	(52)
Income tax expense	27	64	47	42
Net income (loss) from continuing operations	73	34	155	(94)
Discontinued operations, net of tax	28	23	(89)	(243)
Net income (loss)	$101	$57	$66	$(337)
Basic earnings (loss) per share
Continuing operations	$1.38	$0.64	$2.89	$(1.78)
Discontinued operations	0.54	0.43	(1.65)	(4.62)
Net basic earnings (loss) per share	$1.92	$1.07	$1.24	$(6.40)
Diluted earnings (loss) per share
Continuing operations	$1.33	$0.63	$2.79	$(1.78)
Discontinued operations	0.52	0.41	(1.60)	(4.62)
Net diluted earnings (loss) per share	$1.85	$1.04	$1.19	$(6.40)

THE ODP CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	September 25,	December 26,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$753	$729
Receivables, net	482	442
Inventories	841	916
Prepaid expenses and other current assets	56	49
Current assets held for sale	744	219
Total current assets	2,876	2,355
Property and equipment, net	492	542
Operating lease right-of-use assets	948	1,107
Goodwill	462	394
Other intangible assets, net	57	57
Deferred income taxes	213	218
Other assets	303	319
Noncurrent assets held for sale	—	622
Total assets	$5,351	$5,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$863	$857
Accrued expenses and other current liabilities	1,020	1,050
Income taxes payable	6	10
Short-term borrowings and current maturities of long-term debt	20	24
Current liabilities held for sale	272	152
Total current liabilities	2,181	2,093
Deferred income taxes and other long-term liabilities	169	172
Pension and postretirement obligations, net	33	42
Long-term debt, net of current maturities	333	354
Operating lease liabilities	773	935
Noncurrent liabilities held for sale	—	138
Total liabilities	3,489	3,734
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 64,699,340 at September 25, 2021 and 62,551,255 at December 26, 2020; outstanding shares — 52,134,592 at September 25, 2021 and 52,694,062 at December 26, 2020	1	1
Additional paid-in capital	2,711	2,675
Accumulated other comprehensive loss	(30)	(32)
Accumulated deficit	(343)	(409)
Treasury stock, at cost — 12,564,748 at September 25, 2021 and 9,857,193 shares at December 26, 2020	(477)	(355)
Total stockholders’ equity	1,862	1,880
Total liabilities and stockholders’ equity	$5,351	$5,614

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 25,	September 26,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$66	$(337)
Loss from discontinued operations, net of tax	(89)	(243)
Net income (loss) from continuing operations	155	(94)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	110	119
Charges for losses on receivables and inventories	17	26
Asset impairments	18	175
(Gain) loss on disposition of assets, net	(3)	5
Loss on extinguishment and modification of debt	—	12
Compensation expense for share-based payments	26	28
Deferred income taxes and deferred tax asset valuation allowances	5	11
Changes in working capital and other operating activities	(72)	128
Net cash provided by operating activities of continuing operations	256	410
Net cash provided by (used in) operating activities of discontinued operations	(10)	79
Net cash provided by operating activities	246	489
Cash flows from investing activities:
Capital expenditures	(47)	(49)
Businesses acquired, net of cash acquired	(29)	(28)
Proceeds from collection of notes receivable	—	818
Proceeds from disposition of assets	4	1
Settlement of company-owned life insurance policies	21	9
Net cash provided by (used in) investing activities of continuing operations	(51)	751
Net cash used in investing activities of discontinued operations	(3)	(5)
Net cash provided by (used in) investing activities	(54)	746
Cash flows from financing activities:
Net payments on long and short-term borrowings	(20)	(337)
Debt retirement	—	(1,196)
Debt issuance	—	400
Cash dividends on common stock	—	(13)
Share purchases for taxes, net of proceeds from employee share-based transactions	(25)	(5)
Repurchase of common stock for treasury	(122)	(30)
Other financing activities	(1)	(7)
Net cash used in financing activities of continuing operations	(168)	(1,188)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(168)	(1,188)
Effect of exchange rate changes on cash and cash equivalents	—	(4)
Net increase in cash and cash equivalents	24	43
Cash, cash equivalents and restricted cash at beginning of period	729	700
Cash and cash equivalents at end of period – continuing operations	$753	$743
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new finance lease liabilities	$3	$22
Right-of-use assets obtained in exchange for new operating lease liabilities	69	85
Business acquired in exchange for common stock issuance	35	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

Business Solutions Division (in millions)	3Q21	3Q20	YTD21	YTD20
Sales	$1,171	$1,197	$3,445	$3,554
Sales change from prior year	(2)%		(3)%
Division operating income	$41	$45	$89	$98
Division operating income margin	3.5%	3.8%	2.6%	2.8%

Retail Division (in millions)	3Q21	3Q20	YTD21	YTD20
Sales	$999	$1,147	$2,952	$3,216
Sales change from prior year	(13)%		(8)%
Division operating income	$107	$119	$252	$224
Division operating income margin	10.7%	10.4%	8.5%	7.0%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the planned separation of the consumer business.

(In millions, except per share amounts)

Q3 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$5	0.2%	$5	$—		—%
Merger, restructuring and other operating expenses, net	$13	0.6%	$13	$—		—%
Operating income	$104	4.8%	$(18)	$122	(6)	5.6%
Income tax expense	$27	1.2%	$4	$23	(8)	1.1%
Net income from continuing operations	$73	3.4%	$(22)	$96	(9)	4.4%
Earnings per share from continuing operations (most dilutive)	$1.33		$(0.43)	$1.76	(9)
Depreciation and amortization	$36	1.7%	$—	$36	(10)	1.7%

Q3 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$10	0.4%	$10	$—		—%
Merger, restructuring and other operating expenses, net	$24	1.0%	$24	$—		—%
Operating income	$102	4.3%	$(34)	$136	(6)	5.8%
Income tax expense	$64	2.7%	$34	$30	(8)	1.3%
Net income from continuing operations	$34	1.4%	$(68)	$102	(9)	4.3%
Earnings per share from continuing operations (most dilutive)	$0.63		$(1.25)	$1.88	(9)
Depreciation and amortization	$39	1.7%	$2	$37	(10)	1.6%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$18	0.3%	$18	$—		—%
Merger, restructuring and other operating expenses, net	$37	0.6%	$37	$—		—%
Operating income	$203	3.2%	$(55)	$258	(6)	4.0%
Other income, net	$19	0.3%	$7	$12	(7)	0.2%
Income tax expense	$47	0.7%	$(6)	$53	(8)	0.8%
Net income from continuing operations	$155	2.4%	$(42)	$197	(9)	3.1%
Earnings per share from continuing operations (most dilutive)	$2.79		$(0.76)	$3.55	(9)
Depreciation and amortization	$110	1.7%	$2	$108	(10)	1.7%

YTD 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$175	2.6%	$175	$—		—%
Merger, restructuring and other operating expenses, net	$89	1.3%	$89	$—		—%
Operating income (loss)	$(14)	(0.2)%	$(264)	$250	(6)	3.7%
Loss on extinguishment and modification of debt	$(12)	(0.2)%	$(12)	$—		—%
Income tax expense	$42	0.6%	$(22)	$64	(8)	0.9%
Net income (loss) from continuing operations	$(94)	(1.4)%	$(254)	$160	(9)	2.4%
Earnings (loss) per share from continuing operations (most dilutive)	$(1.78)		$(4.75)	$2.97	(9)
Depreciation and amortization	$119	1.8%	$4	$115	(10)	1.7%

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 26,	September 25,	September 26,
Adjusted EBITDA:	2021	2020	2021	2020
Net income (loss)	$101	$57	$66	$(337)
Discontinued operations, net of tax	28	23	(89)	(243)
Net income (loss) from continuing operations	73	34	155	(94)
Income tax expense	27	64	47	42
Income (loss) from continuing operations before income taxes	100	98	202	(52)
Add (subtract)
Interest income	—	—	—	(3)
Interest expense	7	6	20	34
Adjusted depreciation and amortization (10)	36	37	108	115
Charges and credits, pretax (11)	18	34	48	276
Adjusted EBITDA	$162	$175	$378	$371

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(6)	Adjusted operating income (loss) for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(7)	Adjusted other income, net year-to-date 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million.
(8)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(9)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), loss on extinguishment and modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(10)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(11)

Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), and loss on extinguishment and modification of debt (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 26,	September 25,	September 26,
Free cash flow	2021	2020	2021	2020
Net cash provided by operating activities from continuing operations	$121	$256	$256	$410
Capital expenditures	(19)	(13)	(47)	(49)
Free cash flow	102	243	209	361
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	2	12	17	15
Business Acceleration Program	—	4	3	26
Planned separation of consumer business	19	—	19	—
Adjusted free cash flow	$123	$259	$248	$402

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q3	Q3	YTD
	2020	2021	2021
Retail Division:
Stores opened	—	—	—
Stores closed	16	7	70
Total retail stores (U.S.)	1,244	1,084	—
Total square footage (in millions)	27.6	24.0	—
Average square footage per store (in thousands)	22.2	22.1	—